Deloitte & Touche LLP Letterhead




HighMark Funds
One Freedom Valley Drive
Oaks, Pennsylvania 19456



To the Board of Trustees:

We have examined management's assertion that "HighMark Funds (including the HighMark Balanced Fund, the HighMark Bond Fund, the HighMark California Intermediate Tax-Free Bond Fund, the Highmark California Tax-Free Money Market Fund, the HighMark Diversified Money Market Fund, the HighMark Growth Fund, the HighMark Income Equity Fund, the HighMark Intermediate-Term Bond Fund, the HighMark International Equity Fund, the HighMark Small Cap Value Fund, the HighMark 100% U.S. Treasury Money Market Fund, the HighMark U.S. Government Money Market Fund, and the HighMark Value Momentum Fund) (hereafter collectively referred to as the "Funds") were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of December 31, 1999 with respect to securities reflected in the investment accounts of the Funds." Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 1999:

o Confirmation of all securities held by The Depository Trust Company, the Federal Reserve Bank and Citibank, N.A. in book entry form;

o Reconciliation of all such securities to the books and records of the Funds and the Custodian (The Union Bank of California, N.A.).

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1999, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/ Deloitte & Touche LLP
San Francisco, California
May 11, 2001

                       UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                       FORM N-17F-2

    Certificate of Accounting of Securities and Similar
               Investments in the Custody of
              Management Investment Companies
         Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

----------------------------------------------------------------------------------------------------------------------
1.  Investment Company Act File Number:                                           Date examination completed:

811-    050559/33-12608                                                           DECEMBER 31, 1999
----------------------------------------------------------------------------------------------------------------------
2.  State identification Number:

    ------------------------------------------------------------------------------------------------------------------
    AL                 AK                 AZ                 AR                 CA                CO
    ------------------------------------------------------------------------------------------------------------------
    CT                 DE                 DC                 FL                 GA                HI
    ------------------------------------------------------------------------------------------------------------------
    ID                 IL                 IN                 IA                 KS                KY
    ------------------------------------------------------------------------------------------------------------------
    LA                 ME                 MD                 MA                 MI                MN
    ------------------------------------------------------------------------------------------------------------------
    MS                 MO                 MT                 NE                 NV                NH
    ------------------------------------------------------------------------------------------------------------------
    NJ                 NM                 NY                 NC                 ND                OH
    ------------------------------------------------------------------------------------------------------------------
    OK                 OR                 PA                 RI                 SC                SD
    ------------------------------------------------------------------------------------------------------------------
    TN                 TX                 UT                 VT                 VA                WA
    ------------------------------------------------------------------------------------------------------------------
    WV                 WI                 WY                 PUERTO RICO
    ------------------------------------------------------------------------------------------------------------------
      Other (specify):         Attached
----------------------------------------------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:
----------------------------------------------------------------------------------------------------------------------
            HighMark Funds (Formerly the HighMark Group)
----------------------------------------------------------------------------------------------------------------------
4.  Address of principal executive officer (number, street, city, state, zip code)
            One fredom Valley Drive, Oaks, Pennsylvania 19456
----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                        Deloitte & Touche LLP Letterhead



HighMark Funds
One Freedom Valley Drive
Oaks, Pennsylvania  19456



To the Board of Trustees:

We have examined management's assertion that "HighMark Funds (including the HighMark Balanced Fund, the HighMark Bond Fund, the HighMark California Intermediate Tax-Free Bond Fund, the HighMark California Tax-Free Money Market Fund, the HighMark Core Equity Fund, the HighMark Diversified Money Market Fund, the HighMark Growth Fund, the HighMark Income Equity Fund, the HighMark Intermediate-Term Bond Fund, the HighMark International Equity Fund, the HighMark Small Cap Value Fund, the HighMark 100% U.S. Treasury Money Market Fund, the HighMark U.S. Government Money Market Fund, and the HighMark Value Momentum Fund) (hereafter collectively referred to as the "Funds") were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of June 30, 2000 with respect to securities reflected in the investment accounts of the Funds." Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2000:

o Confirmation of all securities held by The Depository Trust Company, the Federal Reserve Bank and Citibank, N.A. in book entry form;

o Reconciliation of all such securities to the books and records of the Funds and the Custodian (The Union Bank of California, N.A.).

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2000, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/ Deloitte & Touche LLP
San Francisco, California
May 11, 2001

                       UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                       FORM N-17F-2

    Certificate of Accounting of Securities and Similar
               Investments in the Custody of
              Management Investment Companies

         Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

----------------------------------------------------------------------------------------------------------------------
1.  Investment Company Act File Number:                                           Date examination completed:

811-    05059/33-12608                                                            JUNE 30, 2000
----------------------------------------------------------------------------------------------------------------------
2.  State identification Number:

    ------------------------------------------------------------------------------------------------------------------
    AL                 AK                 AZ                 AR                 CA                CO
    ------------------------------------------------------------------------------------------------------------------
    CT                 DE                 DC                 FL                 GA                HI
    ------------------------------------------------------------------------------------------------------------------
    ID                 IL                 IN                 IA                 KS                KY
    ------------------------------------------------------------------------------------------------------------------
    LA                 ME                 MD                 MA                 MI                MN
    ------------------------------------------------------------------------------------------------------------------
    MS                 MO                 MT                 NE                 NV                NH
    ------------------------------------------------------------------------------------------------------------------
    NJ                 NM                 NY                 NC                 ND                OH
    ------------------------------------------------------------------------------------------------------------------
    OK                 OR                 PA                 RI                 SC                SD
    ------------------------------------------------------------------------------------------------------------------
    TN                 TX                 UT                 VT                 VA                WA
    ------------------------------------------------------------------------------------------------------------------
    WV                 WI                 WY                 PUERTO RICO
    ------------------------------------------------------------------------------------------------------------------
    Other (specify):      Attached
----------------------------------------------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:
----------------------------------------------------------------------------------------------------------------------
         HighMark Funds (Formerly the HighMark Group)
----------------------------------------------------------------------------------------------------------------------
4.  Address of principal executive officer (number, street, city, state, zip code)
        One Freedom Valley Drive, Oaks, Pennsylvania 19456
----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

     THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                        Deloitte & Touche LLP Letterhead



HighMark Funds
One Freedom Valley Drive
Oaks, Pennsylvania  19456



To the Board of Trustees:

We have examined management's assertion that "HighMark Funds (including the HighMark Balanced Fund, the HighMark Bond Fund, the HighMark California Intermediate Tax-Free Bond Fund, the Highmark California Tax-Free Money Market Fund, the HighMark Core Equity Fund, the HighMark Diversified Money Market Fund, the HighMark Growth Fund, the HighMark Income Equity Fund, the HighMark International Equity Fund, the HighMark Small Cap Value Fund, the HighMark 100% U.S. Treasury Money Market Fund, the HighMark U.S. Government Money Market Fund, and the HighMark Value Momentum Fund) (hereafter collectively referred to as the "Funds") were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of August 25, 2000 with respect to securities reflected in the investment accounts of the Funds." Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 25, 2000:

o Confirmation of all securities held by The Depository Trust Company, the Federal Reserve Bank and Citibank, N.A. in book entry form;

o Reconciliation of all such securities to the books and records of the Funds and the Custodian (The Union Bank of California, N.A.).

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 25, 2000, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/ Deloitte & Touche LLP
San Francisco, California
May 11, 2001

                       UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                       FORM N-17F-2

    Certificate of Accounting of Securities and Similar
               Investments in the Custody of
              Management Investment Companies

         Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

----------------------------------------------------------------------------------------------------------------------
1.  Investment Company Act File Number:                                           Date examination completed:

811-   05059/33-12608                                                             AUGUST 25, 2000
----------------------------------------------------------------------------------------------------------------------
2.  State identification Number:

    ------------------------------------------------------------------------------------------------------------------
    AL                 AK                 AZ                 AR                 CA                CO
    ------------------------------------------------------------------------------------------------------------------
    CT                 DE                 DC                 FL                 GA                HI
    ------------------------------------------------------------------------------------------------------------------
    ID                 IL                 IN                 IA                 KS                KY
    ------------------------------------------------------------------------------------------------------------------
    LA                 ME                 MD                 MA                 MI                MN
    ------------------------------------------------------------------------------------------------------------------
    MS                 MO                 MT                 NE                 NV                NH
    ------------------------------------------------------------------------------------------------------------------
    NJ                 NM                 NY                 NC                 ND                OH
    ------------------------------------------------------------------------------------------------------------------
    OK                 OR                 PA                 RI                 SC                SD
    ------------------------------------------------------------------------------------------------------------------
    TN                 TX                 UT                 VT                 VA                WA
    ------------------------------------------------------------------------------------------------------------------
    WV                 WI                 WY                 PUERTO RICO
    ----------------------------------------------------------------------------------------------------------------
    Other (specify):     Attached
----------------------------------------------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:
----------------------------------------------------------------------------------------------------------------------
        HighMark Funds (formerly the HighMark Group)
----------------------------------------------------------------------------------------------------------------------
4.  Address of principal executive officer (number, street, city, state, zip code)
             One Freedom Valley Drive, Oaks, Pennsylvania 19456
----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

       THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                        Deloitte & Touche LLP Letterhead



HighMark Funds
One Freedom Valley Drive
Oaks, Pennsylvania 19456



To the Board of Trustees:

We have examined management's assertion that "HighMark Funds (including the HighMark Balanced Fund, the HighMark Bond Fund, the HighMark California Intermediate Tax-Free Bond Fund, the HighMark California Tax-Free Money Market Fund, the HighMark Core Equity Fund, the HighMark Diversified Money Market Fund, the HighMark Growth Fund, the HighMark Income Equity Fund, the HighMark International Equity Fund, the HighMark Small Cap Value Fund, the HighMark 100% U.S. Treasury Money Market Fund, the HighMark U.S. Government Money Market Fund, and the HighMark Value Momentum Fund) (hereafter collectively referred to as the "Funds") were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of December 1, 2000 with respect to securities reflected in the investment accounts of the Funds." Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 1, 2000:

o Confirmation of all securities held by The Depository Trust Company, the Federal Reserve Bank and Citibank, N.A. in book entry form without prior notice to management;

o Reconciliation of all such securities to the books and records of the Funds and the Custodian (The Union Bank of California, N.A.).

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 1, 2000, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/ Deloitte & Touche LLP
San Francisco, California
May 11, 2001

                       UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                       FORM N-17F-2

    Certificate of Accounting of Securities and Similar
               Investments in the Custody of
              Management Investment Companies

         Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

----------------------------------------------------------------------------------------------------------------------
1.  Investment Company Act File Number:                                           Date examination completed:

811-     05059/33-12608                                                           DECEMBER 1, 2000
----------------------------------------------------------------------------------------------------------------------
2.  State identification Number:

    ------------------------------------------------------------------------------------------------------------------
    AL                 AK                 AZ                 AR                 CA                CO
    ------------------------------------------------------------------------------------------------------------------
    CT                 DE                 DC                 FL                 GA                HI
    ------------------------------------------------------------------------------------------------------------------
    ID                 IL                 IN                 IA                 KS                KY
    ------------------------------------------------------------------------------------------------------------------
    LA                 ME                 MD                 MA                 MI                MN
    ------------------------------------------------------------------------------------------------------------------
    MS                 MO                 MT                 NE                 NV                NH
    ------------------------------------------------------------------------------------------------------------------
    NJ                 NM                 NY                 NC                 ND                OH
    ------------------------------------------------------------------------------------------------------------------
    OK                 OR                 PA                 RI                 SC                SD
    ------------------------------------------------------------------------------------------------------------------
    TN                 TX                 UT                 VT                 VA                WA
    ------------------------------------------------------------------------------------------------------------------
    WV                 WI                 WY                 PUERTO RICO
    ------------------------------------------------------------------------------------------------------------------
    Other (specify):       Attached
----------------------------------------------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:
----------------------------------------------------------------------------------------------------------------------
            HighMark Funds (formerly the HighMark Group)
----------------------------------------------------------------------------------------------------------------------
4.       Address of principal executive officer (number, street, city, state, zip code)
            One Freedom Valley Drive, Oaks, Pennsylvania 19456
----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

       THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT



                                      -3-







   FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

    HighMark Funds

                                                                CALIFORNIA                    A = Annual           505-4293
                                                                COLORADO                      A = Annual           IC-93-05-187
                                                                GEORGIA                       O = Other            56-910502
                                                                Guam                          O = Other            4766
                                                                ILLINOIS                      A = Annual           R9942874
                                                                INDIANA                       A = Annual           97-0202 IC
                                                                MINNESOTA                     G = Good Until S     R-39056.1
                                                                Minnesota Exemption           A = Annual           R-39056.1
                                                                NORTH CAROLINA                A = Annual           7032
                                                                PENNSYLVANIA                  A = Annual           92-10-001MF
                                                                VIRGINIA                      A = Annual           1798
                                                                WYOMING                       O = Other            17511

    HighMark Money Market Funds Prospectus: Retail Shares

                                                                KENTUCKY                      A = Annual           M32877
                                                                LOUISIANA                     A = Annual           64283
                                                                OHIO                          O = Other            19131
                                                                OREGON                        A = Annual           87-0691-M
                                                                UTAH                          A = Annual           5-8973-43

    HighMark Money Market Funds Prospectus: Fiduciary Shares

                                                                KENTUCKY                      A = Annual           M33758
                                                                LOUISIANA                     A = Annual           66330
                                                                OHIO                          O = Other            18878
                                                                OREGON                        A = Annual           97-0409
                                                                UTAH                          A = Annual           5-8969-43

    HighMark Money Market Funds Prospectus - Class S Shares

                                                                UTAH                          A = Annual           006-7220-96

    HighMark Funds-Equity Funds/Fixed Income Funds-Fiduciary Pro

                                                                KENTUCKY                      A = Annual           M33768
                                                                LOUISIANA                     A = Annual           62375
                                                                OHIO                          O = Other            18877
                                                                OREGON                        A = Annual           97-0407
                                                                UTAH                          A = Annual           5-8974-43

    HighMark Funds-Equity Funds/Fixed Income Funds-Retail Pros.

                                                                KENTUCKY                      A = Annual           M33815
                                                                LOUISIANA                     A = Annual           62376
                                                                OHIO                          O = Other            19086
                                                                OREGON                        A = Annual           97-0406
                                                                UTAH                          A = Annual           5-8972-43

    HighMark Balanced Fund

                                                                ALASKA                        O = Other            00 00591
                                                                ALABAMA                       A = Annual           705371
                                                                ARKANSAS                      A = Annual           97-M0326-04
                                                                CONNECTICUT                   A = Annual           SI43113
                                                                DELAWARE                      A = Annual           5209
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           48366
                                                                KANSAS                        A = Annual           97s0001202
                                                                MISSOURI                      A = Annual           1996-00683
                                                                MONTANA                       A = Annual           37674
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 27 88 68
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF10940

    HighMark Balanced Fund - Class A Shares

                                                                ARIZONA                       A = Annual           S-0054202-QUAL
                                                                IOWA                          A = Annual           I-38395
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM971489
                                                                MAINE                         A = Annual           0-1782
                                                                MICHIGAN                      A = Annual           226312
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-100
                                                                NORTH DAKOTA                  G = Good Until S     T659
                                                                NEBRASKA                      A = Annual           33,952
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           690972
                                                                OKLAHOMA                      A = Annual           Se-2006909
                                                                SOUTH DAKOTA                  A = Annual           10800
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52689
                                                                VERMONT                       A = Annual           9/17/97-32
                                                                WASHINGTON                    G = Good Until S     C-38633
                                                                WISCONSIN                     A = Annual           336425-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-23231

    HighMark Balanced Fund - Fiduciary Shares

                                                                ARIZONA                       A = Annual           S-0054201-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970567
                                                                MICHIGAN                      A = Annual           225322
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-103
                                                                NEBRASKA                      A = Annual           39,493
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           I-219997
                                                                SOUTH DAKOTA                  A = Annual           10801
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52688
                                                                WASHINGTON                    G = Good Until S     C-37279

    HighMark Balanced Fund - Class C Shares

                                                                ARIZONA                       A = Annual           S-0065286-Qual
                                                                IOWA                          A = Annual           I-45860
                                                                LOUISIANA                     A = Annual
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-6294
                                                                MICHIGAN                      A = Annual
                                                                MISSISSIPPI                   A = Annual           MF-99-11-180
                                                                NORTH DAKOTA                  G = Good Until S     Z991
                                                                NEBRASKA                      A = Annual           39,474
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           695254
                                                                OKLAHOMA                      A = Annual           SE-2008634
                                                                PUERTO RICO                   A = Annual           S-22283
                                                                SOUTH DAKOTA                  A = Annual           20567
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S     C-61055
                                                                VERMONT                       A = Annual           12/16/99-22
                                                                WASHINGTON                    G = Good Until S     C-63575
                                                                WISCONSIN                     A = Annual           378031-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36793

    Highmark Balanced Fund - Class B Shares

                                                                ARIZONA                       A = Annual           S-0060142-QUAL
                                                                IOWA                          A = Annual           I-42547
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM982266
                                                                MAINE                         A = Annual           0-2774
                                                                MICHIGAN                      A = Annual           227645
                                                                MISSISSIPPI                   A = Annual           MF-98-10-088
                                                                NORTH DAKOTA                  G = Good Until S     W608
                                                                NEBRASKA                      A = Annual           36,530
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692040
                                                                OKLAHOMA                      A = Annual           SE-2006910
                                                                SOUTH DAKOTA                  A = Annual           17114
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-55307
                                                                VERMONT                       A = Annual           10/15/98-15
                                                                WASHINGTON                    G = Good Until S     C-58228
                                                                WISCONSIN                     A = Annual           347268-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33315

    HighMark Growth Fund

                                                                ALASKA                        O = Other            98 04146
                                                                ALABAMA                       A = Annual           705374
                                                                ARKANSAS                      A = Annual           87-M0326-03
                                                                CONNECTICUT                   A = Annual           SI43116
                                                                DELAWARE                      A = Annual           5230
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           44783
                                                                KANSAS                        A = Annual           97s0001204
                                                                MISSOURI                      A = Annual
                                                                MONTANA                       A = Annual           37675
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 61 04
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF10939

    HighMark Growth Fund - Class A Shares

                                                                ARIZONA                       A = Annual           S-0054211-QUAL
                                                                IOWA                          A = Annual           I-38394
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM971488
                                                                MAINE                         A = Annual           0-1783
                                                                MICHIGAN                      A = Annual           226313
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-096
                                                                NORTH DAKOTA                  A = Annual           T660
                                                                NEBRASKA                      A = Annual           33,094
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           690973
                                                                OKLAHOMA                      A = Annual           SE-2006911
                                                                SOUTH DAKOTA                  A = Annual           10802
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-45197
                                                                VERMONT                       A = Annual           9/17/97-31
                                                                WASHINGTON                    G = Good Until S     C-38635
                                                                WISCONSIN                     A = Annual           336427-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-23232

    HighMark Growth Fund - Fiduciary Shares

                                                                ARIZONA                       A = Annual           S-0054210-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970566
                                                                MICHIGAN                      A = Annual           225326
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-098
                                                                NEBRASKA                      A = Annual           39,479
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           I-220297
                                                                SOUTH DAKOTA                  A = Annual           10803
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-44217
                                                                WASHINGTON                    G = Good Until S     C-37281

    HighMark Growth Fund - Class C Shares

                                                                ARIZONA                       A = Annual           S-0065288-Qual
                                                                IOWA                          A = Annual           I-45859
                                                                LOUISIANA                     A = Annual           65155
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-6295
                                                                MICHIGAN                      A = Annual           232412
                                                                MISSISSIPPI                   A = Annual           MF-99-11-181
                                                                NORTH DAKOTA                  G = Good Until S     Z993
                                                                NEBRASKA                      A = Annual           39,478
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           695255
                                                                OKLAHOMA                      A = Annual           SE-2008633
                                                                PUERTO RICO                   A = Annual           S-22282
                                                                SOUTH DAKOTA                  A = Annual           20568
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S     C-61057
                                                                VERMONT                       A = Annual           12/16/99-24
                                                                WASHINGTON                    G = Good Until S     C-63574
                                                                WISCONSIN                     A = Annual           378030-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36792

    Highmark Growth Fund - Class B Shares

                                                                ARIZONA                       A = Annual           S-0060145-QUAL
                                                                IOWA                          A = Annual           I-42552
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM982267
                                                                MAINE                         A = Annual           0-2773
                                                                MICHIGAN                      A = Annual           227643
                                                                MISSISSIPPI                   A = Annual           MF-98-10-087
                                                                NORTH DAKOTA                  G = Good Until S     W614
                                                                NEBRASKA                      A = Annual           36,538
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692039
                                                                OKLAHOMA                      A = Annual           SE-2006912
                                                                SOUTH DAKOTA                  A = Annual           17117
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-55308
                                                                VERMONT                       A = Annual           10/15/98-02
                                                                WASHINGTON                    G = Good Until S     C-58227
                                                                WISCONSIN                     A = Annual           347108-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33316

    HighMark Income Equity Fund

                                                                ALASKA                        O = Other            00-03384
                                                                ALABAMA                       A = Annual           704921
                                                                ARKANSAS                      A = Annual           97-M0326-08
                                                                CONNECTICUT                   A = Annual           SI40056
                                                                DELAWARE                      A = Annual           4333
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           43231
                                                                KANSAS                        A = Annual           97S0000034
                                                                MISSOURI                      A = Annual           1996-00683
                                                                MONTANA                       A = Annual           35311
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 25 24 30
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF10077
                                                                WEST VIRGINIA                 G = Good Until S     MF-21053

    HighMark Income Equity Fund - Class A Shares

                                                                ARIZONA                       A = Annual           S-0050887-QUAL
                                                                IOWA                          A = Annual           I-36638
                                                                MASSACHUSETTS                 A = Annual           96-7781-MR
                                                                MARYLAND                      A = Annual           SM961124
                                                                MAINE                         A = Annual           0-2732
                                                                MICHIGAN                      A = Annual           223713
                                                                MISSISSIPPI                   G = Good Until S     MF-96-07-065
                                                                NORTH DAKOTA                  G = Good Until S     P821
                                                                NEBRASKA                      A = Annual           31,477
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           997656
                                                                OKLAHOMA                      A = Annual           SE-2006913
                                                                SOUTH DAKOTA                  A = Annual           10798
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-45196
                                                                VERMONT                       A = Annual           7/09/96-16
                                                                WASHINGTON                    G = Good Until S     C-38632
                                                                WISCONSIN                     A = Annual           323911-03

    HighMark Income Equity Fund - Fiduciary Shares

                                                                ARIZONA                       A = Annual           S-0053676-QUAL
                                                                MASSACHUSETTS                 A = Annual           96-7783-MR
                                                                MARYLAND                      A = Annual           sm990931
                                                                MICHIGAN                      A = Annual           225327
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-095
                                                                MONTANA                       A = Annual           37120
                                                                NEBRASKA                      A = Annual           39,481
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           I-1220297
                                                                SOUTH DAKOTA                  A = Annual           10799
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-39045
                                                                WASHINGTON                    G = Good Until S     C-27268

    HighMark Income Equity Fund - Class C Shares

                                                                ARIZONA                       A = Annual           S-0065289-Qual
                                                                IOWA                          A = Annual           I-45858
                                                                LOUISIANA                     A = Annual           65156
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-6296
                                                                MICHIGAN                      A = Annual           232407
                                                                MISSISSIPPI                   A = Annual           MF-99-11-182
                                                                NORTH DAKOTA                  G = Good Until S     Z994
                                                                NEBRASKA                      A = Annual           39,480
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           695256
                                                                OKLAHOMA                      A = Annual           SE-2008632
                                                                PUERTO RICO                   A = Annual           S-22280
                                                                SOUTH DAKOTA                  A = Annual           20569
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S
                                                                VERMONT                       A = Annual           12/16/99-23
                                                                WASHINGTON                    G = Good Until S     C-63573
                                                                WISCONSIN                     A = Annual           378029-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36791

    Highmark Income Equity Fund - Class B Shares

                                                                ARIZONA                       A = Annual           S-0060146-QUAL
                                                                IOWA                          A = Annual           I-42553
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM982264
                                                                MAINE                         A = Annual           0-2780
                                                                MICHIGAN                      A = Annual           227644
                                                                MISSISSIPPI                   A = Annual           MF-98-10-086
                                                                NORTH DAKOTA                  G = Good Until S     W615
                                                                NEBRASKA                      A = Annual           36,539
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692038
                                                                OKLAHOMA                      A = Annual           SE-2006914
                                                                SOUTH DAKOTA                  A = Annual           17119
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-55309
                                                                VERMONT                       A = Annual           10/15/98-14
                                                                WASHINGTON                    G = Good Until S     C-58226
                                                                WISCONSIN                     A = Annual           347271-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33317

    HighMark Bond Fund

                                                                ALASKA                        O = Other            00-03385
                                                                ALABAMA                       A = Annual           705365
                                                                ARKANSAS                      A = Annual           97-M0326-12
                                                                CONNECTICUT                   A = Annual           SI43114
                                                                DELAWARE                      A = Annual           594
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           43233
                                                                KANSAS                        A = Annual           99s0000421
                                                                MISSOURI                      A = Annual           1996-00683
                                                                MONTANA                       A = Annual           40005
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 61 05
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF11849

    HighMark Bond Fund - Class A Shares

                                                                ARIZONA                       A = Annual           S-0054205-QUAL
                                                                IOWA                          A = Annual           I-42549
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM982254
                                                                MAINE                         A = Annual           0-2772
                                                                MICHIGAN                      A = Annual           229260
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-097
                                                                NORTH DAKOTA                  G = Good Until S     W609
                                                                NEBRASKA                      A = Annual           36,531
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692046
                                                                OKLAHOMA                      A = Annual           SE-2006915
                                                                SOUTH DAKOTA                  A = Annual           17118
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-45195
                                                                VERMONT                       A = Annual           10/15/98-13
                                                                WASHINGTON                    G = Good Until S     C-38637
                                                                WISCONSIN                     A = Annual           355144-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33318

    HighMark Bond Fund - Fiduciary Shares

                                                                ARIZONA                       A = Annual           S-0054204-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MICHIGAN                      A = Annual           225325
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-099
                                                                NEBRASKA                      A = Annual           39,475
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           I-219597
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-44216
                                                                WASHINGTON                    G = Good Until S     C-27266

    HighMark California Tax-Free Money Market Fund

                                                                HAWAII                        A = Annual
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S-28-04-89

    HighMark California Tax-Free Money Market Fund-Class A Shrs.

                                                                NEBRASKA                      A = Annual           33,092
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           I-219697
                                                                SOUTH DAKOTA                  A = Annual           15048
                                                                WASHINGTON                    G = Good Until S     C-32569

    HighMark California Tax-Free Money Market Fund-Fiduciary Shr

                                                                NEBRASKA                      A = Annual           33,091
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           I-219797
                                                                SOUTH DAKOTA                  A = Annual           15053
                                                                WASHINGTON                    G = Good Until S     C-27264

    HighMark California Tax-Free Money Market Fund-Class S Shrs.

                                                                NEBRASKA                      A = Annual           39,086
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           SE-2005877
                                                                SOUTH DAKOTA                  A = Annual           19937
                                                                WASHINGTON                    G = Good Until S     C-63112

    HighMark Diversified Money Market Fund

                                                                ALASKA                        O = Other            99 03917
                                                                ALABAMA                       A = Annual           704922
                                                                ARKANSAS                      A = Annual           97-M0326-05
                                                                CONNECTICUT                   A = Annual           SI24538
                                                                DELAWARE                      A = Annual           4332
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           34327
                                                                KANSAS                        A = Annual           97S0000033
                                                                MISSOURI                      A = Annual           1996-00683
                                                                MONTANA                       A = Annual           35310
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 25 85 51
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF10078
                                                                WEST VIRGINIA                 G = Good Until S     MF-21048

    HighMark Diversified Money Market Fund - Class A Shares

                                                                ARIZONA                       A = Annual           S-0050886-QUAL
                                                                IOWA                          A = Annual           I-36639
                                                                MASSACHUSETTS                 A = Annual           96-7784-MR
                                                                MARYLAND                      A = Annual           SM961126
                                                                MAINE                         A = Annual           0-2735
                                                                MICHIGAN                      A = Annual           223711
                                                                MISSISSIPPI                   G = Good Until S     MF-96-07-068
                                                                NORTH DAKOTA                  G = Good Until S     P820
                                                                NEBRASKA                      A = Annual           31,476
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           997657
                                                                OKLAHOMA                      A = Annual           I-219697
                                                                SOUTH DAKOTA                  A = Annual           10793
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-39044
                                                                VERMONT                       A = Annual           7/09/96-17
                                                                WASHINGTON                    G = Good Until S     C-32572
                                                                WISCONSIN                     A = Annual           269286-03

    HighMark Diversified Money Market Fund - Fiduciary Shares

                                                                ARIZONA                       A = Annual           S-0047214-QUAL
                                                                IOWA                          A = Annual           I-38396
                                                                MASSACHUSETTS                 A = Annual           96-7782-MR
                                                                MARYLAND                      A = Annual           SM970568
                                                                MAINE                         A = Annual           MF-R-99-10840
                                                                MICHIGAN                      A = Annual           225323
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-104
                                                                MONTANA                       A = Annual           37119
                                                                NORTH DAKOTA                  A = Annual
                                                                NEBRASKA                      A = Annual           32,998
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           304863
                                                                OKLAHOMA                      A = Annual           I-219797
                                                                SOUTH DAKOTA                  A = Annual           10792
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-42259
                                                                VERMONT                       A = Annual           4/17/97-16
                                                                WASHINGTON                    G = Good Until S     C-27270
                                                                WISCONSIN                     A = Annual           276241-03

    HighMark Diversified Money Market Fund - Class S Shares

                                                                ARIZONA                       A = Annual           S-0064472-Qual
                                                                IOWA                          A = Annual           I-45391
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-3411
                                                                MICHIGAN                      A = Annual           232075
                                                                MISSISSIPPI                   A = Annual           MF-99-10-014
                                                                NORTH DAKOTA                  G = Good Until S     Z374
                                                                NEBRASKA                      A = Annual           39,087
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692698
                                                                OKLAHOMA                      A = Annual           SE-2005876
                                                                PUERTO RICO                   A = Annual
                                                                SOUTH DAKOTA                  A = Annual           19936
                                                                TENNESSEE                     A = Annual           M99-2955
                                                                TEXAS                         G = Good Until S     60558
                                                                VERMONT                       A = Annual           10/05/99-26
                                                                WASHINGTON                    G = Good Until S     C-63113
                                                                WISCONSIN                     A = Annual           374479-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36296

    HighMark U.S. Government Money Market Fund

                                                                ALASKA                        O = Other            98 04477
                                                                ALABAMA                       A = Annual           704919
                                                                ARKANSAS                      A = Annual           97-M0326-07
                                                                CONNECTICUT                   A = Annual           SI40055
                                                                DELAWARE                      A = Annual           4331
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           41815
                                                                KANSAS                        A = Annual           97S0000036
                                                                MISSOURI                      A = Annual           1996-00683
                                                                MONTANA                       A = Annual           35313
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 27 88 72
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF10080
                                                                WEST VIRGINIA                 G = Good Until S     MF-21051

    HighMark U.S. Government Money Market Fund - Class A Shares

                                                                ARIZONA                       A = Annual           S-0050890-QUAL
                                                                IOWA                          A = Annual           I-28198
                                                                MASSACHUSETTS                 A = Annual           96-5413-M
                                                                MARYLAND                      A = Annual           SM961128
                                                                MAINE                         A = Annual           0-2736
                                                                MICHIGAN                      A = Annual           223712
                                                                MISSISSIPPI                   G = Good Until S     MF-96-07-066
                                                                NORTH DAKOTA                  G = Good Until S     P823
                                                                NEBRASKA                      A = Annual           31,479
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           997658
                                                                OKLAHOMA                      A = Annual           I-219697
                                                                SOUTH DAKOTA                  A = Annual           10794
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52701
                                                                VERMONT                       A = Annual           7/09/96-19
                                                                WASHINGTON                    G = Good Until S     C-32573
                                                                WISCONSIN                     A = Annual           323909-03

    HighMark U.S. Government Money Market Fund - Fiduciary Shrs.

                                                                ARIZONA                       A = Annual           S-0054216-QUAL
                                                                IOWA                          A = Annual           I-29184
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970565
                                                                MAINE                         A = Annual           MF-R-99-10841
                                                                MICHIGAN                      A = Annual           225328
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-094
                                                                MONTANA                       A = Annual           37121
                                                                NORTH DAKOTA                  A = Annual           s673
                                                                NEBRASKA                      A = Annual           32,999
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           304062
                                                                OKLAHOMA                      A = Annual           I-219797
                                                                SOUTH DAKOTA                  A = Annual           10795
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52700
                                                                VERMONT                       A = Annual           4/17/97-15
                                                                WASHINGTON                    G = Good Until S     C-27271
                                                                WISCONSIN                     A = Annual           331024-03

    HighMark U.S. Government Money Market Fund - Class B Shares

                                                                ARIZONA                       A = Annual           S-0060149-QUAL
                                                                IOWA                          A = Annual           I-42557
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM982261
                                                                MAINE                         A = Annual           0-2779
                                                                MICHIGAN                      A = Annual           227646
                                                                MISSISSIPPI                   A = Annual           MF-98-10-094
                                                                NORTH DAKOTA                  G = Good Until S     W619
                                                                NEBRASKA                      A = Annual           36,542
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692045
                                                                OKLAHOMA                      A = Annual           SE-136098
                                                                SOUTH DAKOTA                  A = Annual           17113
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-55310
                                                                VERMONT                       A = Annual           10/15/98-08
                                                                WASHINGTON                    G = Good Until S     C-58225
                                                                WISCONSIN                     A = Annual           347270-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33323

    HighMark U.S. Government Money Market Fund - Class S Shares

                                                                ARIZONA                       A = Annual           S-0064473-Qual
                                                                IOWA                          A = Annual           I-45390
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-3412
                                                                MICHIGAN                      A = Annual           232074
                                                                MISSISSIPPI                   A = Annual           MF-99-10-013
                                                                NORTH DAKOTA                  G = Good Until S     Z375
                                                                NEBRASKA                      A = Annual           39,088
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692697
                                                                OKLAHOMA                      A = Annual           SE-2005875
                                                                PUERTO RICO                   A = Annual
                                                                SOUTH DAKOTA                  A = Annual           19935
                                                                TENNESSEE                     A = Annual           M99-2955
                                                                TEXAS                         G = Good Until S     60559
                                                                VERMONT                       A = Annual           10/05/99-25
                                                                WASHINGTON                    G = Good Until S     C-63114
                                                                WISCONSIN                     A = Annual           374481-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36298

    HighMark 100% U.S. Treasury Money Market Fund

                                                                ALASKA                        O = Other            98 04476
                                                                ALABAMA                       A = Annual           704923
                                                                ARKANSAS                      A = Annual           97-M0326-09
                                                                CONNECTICUT                   A = Annual           SI24537
                                                                DELAWARE                      A = Annual           4334
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           41813
                                                                KANSAS                        A = Annual           97S0000037
                                                                MISSOURI                      A = Annual           1996-00683
                                                                MONTANA                       A = Annual           35309
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 26 11 05
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF10081
                                                                WEST VIRGINIA                 G = Good Until S     MF-21052

    HighMark 100% U.S. Treasury Money Market Fund-Class A Shares

                                                                ARIZONA                       A = Annual           S-0050888-QUAL
                                                                IOWA                          A = Annual           I-36640
                                                                MASSACHUSETTS                 A = Annual           96-5411-M
                                                                MARYLAND                      A = Annual           SM961127
                                                                MAINE                         A = Annual           0-2734
                                                                MICHIGAN                      A = Annual           223714
                                                                MISSISSIPPI                   G = Good Until S     MF-96-07-064
                                                                NORTH DAKOTA                  G = Good Until S     P819
                                                                NEBRASKA                      A = Annual           31,480
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           304061
                                                                OKLAHOMA                      A = Annual           I-219697
                                                                SOUTH DAKOTA                  A = Annual           10796
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52699
                                                                VERMONT                       A = Annual           7/09/96-20
                                                                WASHINGTON                    G = Good Until S     C-32570
                                                                WISCONSIN                     A = Annual           323910-03

    HighMark 100% U.S. Treasury Money Market Fund-Fiduciary Shrs

                                                                ARIZONA                       A = Annual           S-0054215-QUAL
                                                                IOWA                          A = Annual           I-38398
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970569
                                                                MAINE                         A = Annual           MF-R-99-10842
                                                                MICHIGAN                      A = Annual           225324
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-105
                                                                MONTANA                       A = Annual           37774
                                                                NORTH DAKOTA                  A = Annual           S671
                                                                NEBRASKA                      A = Annual           33,000
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           304063
                                                                OKLAHOMA                      A = Annual           I-219797
                                                                SOUTH DAKOTA                  A = Annual           10797
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52698
                                                                VERMONT                       A = Annual           4/17/97-14
                                                                WASHINGTON                    G = Good Until S     C-27269
                                                                WISCONSIN                     A = Annual           331023-03

    HighMark 100% U.S. Treasury Money Market Fund-Class S Shares

                                                                ARIZONA                       A = Annual           S-0064478-Qual
                                                                IOWA                          A = Annual           I-45389
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-3413
                                                                MICHIGAN                      A = Annual           232073
                                                                MISSISSIPPI                   A = Annual           MF-99-10-012
                                                                NORTH DAKOTA                  G = Good Until S     Z373
                                                                NEBRASKA                      A = Annual           39,089
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692696
                                                                OKLAHOMA                      A = Annual           SE-2005874
                                                                PUERTO RICO                   A = Annual
                                                                SOUTH DAKOTA                  A = Annual           19934
                                                                TENNESSEE                     A = Annual           M99-2955
                                                                TEXAS                         G = Good Until S     60557
                                                                VERMONT                       A = Annual           10/05/99-24
                                                                WASHINGTON                    G = Good Until S     C-63115
                                                                WISCONSIN                     A = Annual           374480-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36297

    HighMark Intermediate-Term Bond Fund

                                                                ALASKA                        O = Other            99-03124
                                                                ALABAMA                       A = Annual           705375
                                                                ARKANSAS                      A = Annual           97-M0326-11
                                                                CONNECTICUT                   A = Annual           SI43115
                                                                DELAWARE                      A = Annual           596
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           47919
                                                                KANSAS                        A = Annual           99s0000422
                                                                MISSOURI                      A = Annual
                                                                MONTANA                       A = Annual           40007
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 27 88 79
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF11848

    HighMark Intermediate-Term Bond Fund - Fiduciary Shares

                                                                ARIZONA                       A = Annual           S-0054212-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970573
                                                                MICHIGAN                      A = Annual           225320
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-090
                                                                NEBRASKA                      A = Annual           39,482
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           I-219597
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52695
                                                                WASHINGTON                    G = Good Until S     C-55822

    HighMark Intermediate-Term Bond Fund - Class A Shares

                                                                ARIZONA                       A = Annual           S-0054213-QUAL
                                                                IOWA                          A = Annual           I-42555
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM982259
                                                                MAINE                         A = Annual           0-2775
                                                                MICHIGAN                      A = Annual           229255
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-107
                                                                NORTH DAKOTA                  G = Good Until S     W616
                                                                NEBRASKA                      A = Annual           36,540
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692044
                                                                OKLAHOMA                      A = Annual           SE-2006916
                                                                SOUTH DAKOTA                  A = Annual           17122
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52696
                                                                VERMONT                       A = Annual           10/15/98-06
                                                                WASHINGTON                    G = Good Until S     C-55824
                                                                WISCONSIN                     A = Annual           355143-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33321

    HighMark California Intermediate Tax-Free Bond Fund

                                                                ALASKA                        O = Other            00-01914
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           97-M0326-13
                                                                CONNECTICUT                   A = Annual
                                                                DELAWARE                      A = Annual
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           51597
                                                                KANSAS                        A = Annual           200S0000659
                                                                MISSOURI                      A = Annual
                                                                MONTANA                       A = Annual
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF12747

    HighMark CA Intermediate Tax-Free Bond Fund-Fiduciary Shares

                                                                NEBRASKA                      A = Annual           39,656
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           SE-2010344

    HighMark CA Intermediate Tax-Free Bond Fund - Class A Shares

                                                                MICHIGAN                      A = Annual           233287
                                                                NEBRASKA                      A = Annual           046844
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           SE-2008635
                                                                TENNESSEE                     A = Annual
                                                                WISCONSIN                     A = Annual           365587-03

    HighMark CA Intermediate Tax Free Bond Fund - Class B Shares

                                                                ARIZONA                       A = Annual           S-0065287-Qual
                                                                IOWA                          A = Annual           I-45857
                                                                LOUISIANA                     A = Annual           65157
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-6297
                                                                MICHIGAN                      A = Annual           232408
                                                                MISSISSIPPI                   A = Annual           MF-99-11-183
                                                                NORTH DAKOTA                  G = Good Until S     Z992
                                                                NEBRASKA                      A = Annual           39,476
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           695253
                                                                OKLAHOMA                      A = Annual           SE-2008636
                                                                PUERTO RICO                   A = Annual           S-22279
                                                                SOUTH DAKOTA                  A = Annual           20572
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S     C-61056
                                                                VERMONT                       A = Annual           12/16/99-25
                                                                WASHINGTON                    G = Good Until S     C-63567
                                                                WISCONSIN                     A = Annual           378037-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36790

    HighMark Emerging Growth Fund

                                                                ALASKA                        O = Other            99-01182
                                                                ALABAMA                       A = Annual           705370
                                                                ARKANSAS                      A = Annual           97-M0326-01
                                                                CONNECTICUT                   A = Annual           SI43118
                                                                DELAWARE                      A = Annual           595
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           49936
                                                                KANSAS                        A = Annual           97S0001203
                                                                MISSOURI                      A = Annual
                                                                MONTANA                       A = Annual           40006
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 27 88 70
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF11847

    HighMark Emerging Growth Fund - Fiduciary Shares

                                                                ARIZONA                       A = Annual           S-0054207-QUAL
                                                                KENTUCKY                      A = Annual           M38475
                                                                LOUISIANA                     A = Annual           66691
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970576
                                                                MICHIGAN                      A = Annual           225316
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-93
                                                                NEBRASKA                      A = Annual           39,477
                                                                OKLAHOMA                      A = Annual           I-220297
                                                                OREGON                        A = Annual
                                                                SOUTH DAKOTA                  A = Annual           15054
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52692
                                                                UTAH                          A = Annual           006-7220-70
                                                                WASHINGTON                    G = Good Until S     C-55818

    HighMark Emerging Growth Fund - Class A Shares (TERM 4-10-00)

                                                                ARIZONA                       A = Annual           S-0054208-QUAL
                                                                IOWA                          A = Annual           I-38399
                                                                KENTUCKY                      A = Annual           M38471
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970577
                                                                MAINE                         A = Annual           0-2776
                                                                MICHIGAN                      A = Annual           225314
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-102
                                                                NORTH DAKOTA                  G = Good Until S     W612
                                                                NEBRASKA                      A = Annual           33,093
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692043
                                                                OKLAHOMA                      A = Annual           SE-2006917
                                                                OREGON                        A = Annual
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52693
                                                                UTAH                          A = Annual           006-7220-83
                                                                VERMONT                       A = Annual           10/15/98-10
                                                                WASHINGTON                    G = Good Until S     C-55826
                                                                WISCONSIN                     A = Annual           355142-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33324

    HighMark International Equity Fund

                                                                ALASKA                        O = Other            00-01915
                                                                ALABAMA                       A = Annual           705373
                                                                ARKANSAS                      A = Annual           97-M0326-14
                                                                CONNECTICUT                   A = Annual           SI43109
                                                                DELAWARE                      A = Annual
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           51598
                                                                KANSAS                        A = Annual           200050000660
                                                                MISSOURI                      A = Annual           1996-00683
                                                                MONTANA                       A = Annual
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 27 88 71
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF12745

    HighMark International Equity Fund - Class A Shares

                                                                ARIZONA                       A = Annual           S-0065290-Qual
                                                                IOWA                          A = Annual           I-45852
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-6298
                                                                MICHIGAN                      A = Annual           232410
                                                                MISSISSIPPI                   A = Annual           MF-99-11-184
                                                                NORTH DAKOTA                  G = Good Until S     Z995
                                                                NEBRASKA                      A = Annual           39,483
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           695248
                                                                OKLAHOMA                      A = Annual           SE-2008629
                                                                PUERTO RICO                   A = Annual           S-22277
                                                                SOUTH DAKOTA                  A = Annual           20573
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S     C-61059
                                                                VERMONT                       A = Annual           12/16/99-26
                                                                WASHINGTON                    G = Good Until S
                                                                WISCONSIN                     A = Annual           378034-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36785

    Highmark International Equity Fund - Class B Shares

                                                                ARIZONA                       A = Annual           S-0065291-Qual
                                                                IOWA                          A = Annual           I-45853
                                                                LOUISIANA                     A = Annual           65138
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-6299
                                                                MICHIGAN                      A = Annual           232409
                                                                MISSISSIPPI                   A = Annual           MF-99-11-185
                                                                NORTH DAKOTA                  G = Good Until S     Z996
                                                                NEBRASKA                      A = Annual           39,484
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           695249
                                                                OKLAHOMA                      A = Annual           SE-2008630
                                                                PUERTO RICO                   A = Annual           S-22277-1
                                                                SOUTH DAKOTA                  A = Annual           20574
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S     C-61060
                                                                VERMONT                       A = Annual           12/16/99-27
                                                                WASHINGTON                    G = Good Until S     C-63564
                                                                WISCONSIN                     A = Annual           378033-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36786

    HighMark International Equity Fund - Class C Shares

                                                                ARIZONA                       A = Annual           S-0065292-Qual
                                                                IOWA                          A = Annual           I-45854
                                                                LOUISIANA                     A = Annual           65139
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-6300
                                                                MICHIGAN                      A = Annual           232413
                                                                MISSISSIPPI                   A = Annual           MF-99-11-186
                                                                NORTH DAKOTA                  G = Good Until S     Z997
                                                                NEBRASKA                      A = Annual
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           695250
                                                                OKLAHOMA                      A = Annual           SE-2008631
                                                                PUERTO RICO                   A = Annual           S-22277-2
                                                                SOUTH DAKOTA                  A = Annual           20575
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S     C-61061
                                                                VERMONT                       A = Annual           12/16/99-28
                                                                WASHINGTON                    G = Good Until S
                                                                WISCONSIN                     A = Annual           378032-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36787

    HighMark International Equity Fund - Fiduciary Shares

                                                                ARIZONA                       A = Annual           S-0054214-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970572
                                                                MICHIGAN                      A = Annual           225318
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-109
                                                                NEBRASKA                      A = Annual           39,486
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           I-220197
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52697
                                                                WASHINGTON                    G = Good Until S     C-55820

    HighMark Value Momentum Fund

                                                                ALASKA                        O = Other            00 00590
                                                                ALABAMA                       A = Annual           705366
                                                                ARKANSAS                      A = Annual           97-M0326-02
                                                                CONNECTICUT                   A = Annual           SI43119
                                                                DELAWARE                      A = Annual           5229
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           48367
                                                                KANSAS                        A = Annual           97S0001205
                                                                MISSOURI                      A = Annual           1996-00683
                                                                MONTANA                       A = Annual           37676
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 27 88 73
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF10938

    HighMark Value Momentum Fund - Class C Shares

                                                                ARIZONA                       A = Annual           S-0065294-Qual
                                                                IOWA                          A = Annual           I-45856
                                                                LOUISIANA                     A = Annual           65140
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-6301
                                                                MICHIGAN                      A = Annual           232405
                                                                MISSISSIPPI                   A = Annual           MF-99-11-187
                                                                NORTH DAKOTA                  G = Good Until S     Z999
                                                                NEBRASKA                      A = Annual           39,489
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           695251
                                                                OKLAHOMA                      A = Annual           SE-2008628
                                                                PUERTO RICO                   A = Annual           S-22284
                                                                SOUTH DAKOTA                  A = Annual           20571
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S     C-61063
                                                                VERMONT                       A = Annual           12/16/99-29
                                                                WASHINGTON                    G = Good Until S     C-63566
                                                                WISCONSIN                     A = Annual           378035-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36789

    HighMark Value Momentum Fund - Fiduciary Shares

                                                                ARIZONA                       A = Annual           S-0054217-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970571
                                                                MICHIGAN                      A = Annual           225319
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-108
                                                                NEBRASKA                      A = Annual           39,490
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           I-220297
                                                                SOUTH DAKOTA                  A = Annual           15051
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52702
                                                                WASHINGTON                    G = Good Until S     C-55823

    HighMark Value Momentum Fund - Class A Shares

                                                                ARIZONA                       A = Annual           S-0054218-QUAL
                                                                IOWA                          A = Annual           I-38397
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM971495
                                                                MAINE                         A = Annual           0-1781
                                                                MICHIGAN                      A = Annual           226311
                                                                MISSISSIPPI                   G = Good Until S     MF-97-04-101
                                                                NORTH DAKOTA                  G = Good Until S     T661
                                                                NEBRASKA                      A = Annual           33,095
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           691785
                                                                OKLAHOMA                      A = Annual           SE-2006918
                                                                SOUTH DAKOTA                  A = Annual           15049
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-52703
                                                                VERMONT                       A = Annual           9/17/97-33
                                                                WASHINGTON                    G = Good Until S     C-55817
                                                                WISCONSIN                     A = Annual           336426-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-23230

    HighMark Value Momentum Fund - Class B Shares

                                                                ARIZONA                       A = Annual           S-0060150-QUAL
                                                                IOWA                          A = Annual           I-42559
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM982257
                                                                MAINE                         A = Annual           0-2777
                                                                MICHIGAN                      A = Annual           227647
                                                                MISSISSIPPI                   A = Annual           MF-98-10-092
                                                                NORTH DAKOTA                  G = Good Until S     W620
                                                                NEBRASKA                      A = Annual           36,543
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692042
                                                                OKLAHOMA                      A = Annual           SE-135998
                                                                OUTSIDE U.S.                  N = Not Register
                                                                SOUTH DAKOTA                  A = Annual           17123
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-55311
                                                                VERMONT                       A = Annual           10/15/98-05
                                                                WASHINGTON                    G = Good Until S     C-58224
                                                                WISCONSIN                     A = Annual           347269-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33326

    HighMark Small Cap Value Fund

                                                                ALASKA                        O = Other            99-00388
                                                                ALABAMA                       A = Annual
                                                                ARKANSAS                      A = Annual           97-M0326-10
                                                                CONNECTICUT                   A = Annual           SI47792
                                                                DELAWARE                      A = Annual           491
                                                                HAWAII                        A = Annual
                                                                IDAHO                         A = Annual           49669
                                                                KANSAS                        A = Annual           99S0000129
                                                                MISSOURI                      A = Annual           1996-00683
                                                                MONTANA                       A = Annual           39631
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S 28 40 09
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual           MF11700

    HighMark Small Cap Value Fund - Class C Shares

                                                                ARIZONA                       A = Annual           S-0065293-Qual
                                                                IOWA                          A = Annual           I-45855
                                                                LOUISIANA                     A = Annual           65141
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual
                                                                MAINE                         A = Annual           0-6302
                                                                MICHIGAN                      A = Annual           232406
                                                                MISSISSIPPI                   A = Annual           MF-99-11-188
                                                                NORTH DAKOTA                  G = Good Until S     Z998
                                                                NEBRASKA                      A = Annual           39,487
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           695252
                                                                OKLAHOMA                      A = Annual           SE-2008627
                                                                PUERTO RICO                   A = Annual           S-22281
                                                                SOUTH DAKOTA                  A = Annual           20570
                                                                TENNESSEE                     A = Annual
                                                                TEXAS                         G = Good Until S     C-61062
                                                                VERMONT                       A = Annual           12/16/99-30
                                                                WASHINGTON                    G = Good Until S     C-63568
                                                                WISCONSIN                     A = Annual           378036-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-36788

    HighMark Small Cap Value Fund - Fiduciary Shares

                                                                ARIZONA                       A = Annual           S-0059528-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM981750
                                                                MICHIGAN                      A = Annual           228743
                                                                MISSISSIPPI                   A = Annual           MF-98-08-028
                                                                NEBRASKA                      A = Annual           39,488
                                                                NEW HAMPSHIRE                 A = Annual
                                                                OKLAHOMA                      A = Annual           SE-2000232
                                                                SOUTH DAKOTA                  A = Annual           16811
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-56860
                                                                WASHINGTON                    G = Good Until S     c-59674

    HighMark Small Cap Value Fund - Class A Shares

                                                                ARIZONA                       A = Annual           S-0059529-QUAL
                                                                IOWA                          A = Annual           I-42089
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM981749
                                                                MAINE                         A = Annual           0-900
                                                                MICHIGAN                      A = Annual           228741
                                                                MISSISSIPPI                   A = Annual           MF-98-08-029
                                                                NORTH DAKOTA                  G = Good Until S     W269
                                                                NEBRASKA                      A = Annual           36,144
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           999746
                                                                OKLAHOMA                      A = Annual           SE-2006919
                                                                SOUTH DAKOTA                  A = Annual           16810
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-56858
                                                                VERMONT                       A = Annual           8/12/98-03
                                                                WASHINGTON                    G = Good Until S     c-59675
                                                                WISCONSIN                     A = Annual           352572-03
                                                                WEST VIRGINIA                 G = Good Until S

    HighMark Small Cap Value Fund - Class B Shares

                                                                ARIZONA                       A = Annual           S-0060148-QUAL
                                                                IOWA                          A = Annual           I-42558
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM982256
                                                                MAINE                         A = Annual           0-2778
                                                                MICHIGAN                      A = Annual           228742
                                                                MISSISSIPPI                   A = Annual           MF-98-10-090
                                                                NORTH DAKOTA                  G = Good Until S     W618
                                                                NEBRASKA                      A = Annual           36,145
                                                                NEW HAMPSHIRE                 A = Annual
                                                                NEW MEXICO                    A = Annual           692041
                                                                OKLAHOMA                      A = Annual           SE-2006921
                                                                SOUTH DAKOTA                  A = Annual           17121
                                                                TENNESSEE                     A = Annual           RM99-2625
                                                                TEXAS                         G = Good Until S     C-56859
                                                                VERMONT                       A = Annual           10/15/98-03
                                                                WASHINGTON                    G = Good Until S     c-59676
                                                                WISCONSIN                     A = Annual           352571-03
                                                                WEST VIRGINIA                 G = Good Until S     MF-33328

    HighMark Core Equity Fund

                                                                ALASKA                        N = Not Register
                                                                ALABAMA                       N = Not Register
                                                                ARKANSAS                      N = Not Register
                                                                CONNECTICUT                   N = Not Register
                                                                DELAWARE                      N = Not Register
                                                                HAWAII                        N = Not Register
                                                                IDAHO                         N = Not Register
                                                                KANSAS                        N = Not Register
                                                                MISSOURI                      N = Not Register
                                                                MONTANA                       N = Not Register
                                                                NEVADA                        N = Not Register
                                                                NEW YORK                      N = Not Register
                                                                RHODE ISLAND                  A = Annual
                                                                SOUTH CAROLINA                A = Annual

    HighMark Core Equity Fund - Fiduciary Shares

                                                                ARIZONA                       N = Not Register
                                                                KENTUCKY                      N = Not Register
                                                                LOUISIANA                     N = Not Register
                                                                MASSACHUSETTS                 N = Not Register
                                                                MARYLAND                      N = Not Register
                                                                MICHIGAN                      N = Not Register
                                                                MISSISSIPPI                   N = Not Register
                                                                NEBRASKA                      N = Not Register
                                                                NEW HAMPSHIRE                 N = Not Register
                                                                OHIO                          O = Other
                                                                OKLAHOMA                      N = Not Register
                                                                OREGON                        N = Not Register
                                                                SOUTH DAKOTA                  N = Not Register
                                                                TENNESSEE                     N = Not Register
                                                                TEXAS                         N = Not Register
                                                                UTAH                          N = Not Register
                                                                WASHINGTON                    N = Not Register

    HighMark Convertible Securities Fund, Fiduciary Shares

                                                                CALIFORNIA                    N = Not Register
                                                                MASSACHUSETTS                 N = Not Register
                                                                NEW YORK                      N = Not Register
                                                                PENNSYLVANIA                  N = Not Register

    HighMark Government Securities Fund, Fiduciary Shares

                                                                CALIFORNIA                    N = Not Register
                                                                MASSACHUSETTS                 N = Not Register
                                                                NEW YORK                      N = Not Register

    HighMark Blue Chip Growth Fund, Fiduciary Shares

                                                                CALIFORNIA                    N = Not Register
                                                                MASSACHUSETTS                 N = Not Register
                                                                NEW YORK                      N = Not Register
